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                                   EXHIBIT 2.2
                                 AMENDMENT NO. 1
                                       TO
                  STOCK PURCHASE AGREEMENT, DATED MAY 4, 2000,
                        AMONG JACO ELECTRONICS, INC., AND
             ALL OF THE STOCKHOLDERS OF INTERFACE ELECTRONICS CORP.

       This Agreement ("Agreement") is made as of June 6, 2000, by and among Jaco Electronics, Inc., a New York corporation ("Jaco"), Brendan J. Perry ("Perry") and Joseph F. Oliveri ("Oliveri,"and together with Perry, the "Sellers"). Capitalized terms not otherwise defined herein shall have the meaning assigned to them in that certain Stock Purchase Agreement, dated May 4, 2000, among Jaco and the Sellers (the "Stock Purchase Agreement").


                                    RECITALS

       WHEREAS, the Company and the Sellers wish to amend certain provisions of the Stock Purchase Agreement with respect to the Holdback

       NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

       Subsection 1.3(b) of the Stock Purchase Agreement is replaced in its entirety by the following:

       (b) As of the Closing Date, the Purchaser shall pay to Morrison Cohen Singer & Weinstein, LLP, as escrow agent under an escrow agreement substantially in the form of Exhibit A hereto (the "HOLDBACK ESCROW AGREEMENT"), the sum of $2,859,218 (consisting of the Initial General Holdback of $250,000; the Bull Holdback of $1,050,000; and the Check Clearance Holdback of $1,559,218) (TOGETHER THE "INITIAL HOLDBACK") and, when the Year One Deferred Payment is payable, the first $750,000 thereof (or such lesser amount as shall equal the Year One Deferred Payment) shall be paid to said escrow agent to be held pursuant to the Holdback Escrow Agreement (the Initial Holdback plus such additional amount, the "HOLDBACK"). The Holdback Escrow Agreement shall continue for two (2) years from the Closing Date and for such longer period as there may exist any unresolved claim against the Holdback. The Holdback Escrow Agreement shall provide that (i) $1,050,000 (the "BULL HOLDBACK") shall be released to Sellers upon the receipt by Purchaser of (a) evidence that a Stipulation of Dismissal has been filed with the Superior Court of Middlesex County of the Commonwealth of Massachusetts dismissing with prejudice the action brought against the Company captioned Bull HN Information Systems, Inc., vs. Interface Electronics Corporation, Middlesex Superior Courts, Commonwealth of Massachusetts, Docket No. M1CV1996-01965 (the "BULL LITIGATION"), (b) an originally executed Settlement Agreement regarding the Bull Litigation, and (c) confirmation that checks delivered by Sellers at Closing


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totaling $1,050,000, made by Sellers, have been paid in full to the Company (ii)
$1,559,218 (the "Check Clearance Holdback") as set forth in Schedule A attached hereto, shall be released to each of the Sellers from time to time in an amount equal to the amount of such Seller's cleared check upon confirmation that such check has been paid in full to the Company, and (iii) subject to Section 1.4 hereof, (x) all amounts in excess of the Bull Holdback and the Check Clearance Holdback plus $500,000 (or such lesser amount as shall be then held in escrow) shall be released to Sellers on the first anniversary of the Closing Date, and
(y) all amounts in excess of the Bull Holdback and the Check Clearance Holdback shall be released to Sellers on the second anniversary of the Closing Date (the amounts held in escrow hereunder other than the Bull Holdback and the Check Clearance Holdback, the "GENERAL HOLDBACK"). Purchaser shall not include the payment of the Bull Holdback as a deduction in Interface's or Purchaser's post-closing period income tax returns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        PURCHASER:
                                        JACO ELECTRONICS, INC.


                                        By:/s/ Joel Girsky
                                        ------------------
                                        Name: Joel Girsky
                                        Title: President


                                        SELLERS:


                                        /s/ Brendan J. Perry
                                        --------------------
                                        BRENDAN J. PERRY


                                        /s/ Joseph F. Oliveri
                                        ---------------------
                                        JOSEPH F. OLIVERI



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                                   SCHEDULE A

                   ESCROW ITEMS TO BE PAID BY "PERSONAL" CHECK



                                      Joseph Oliveri   Brendan Perry
                                          Checks           Checks

Bull Litigation       $1,050,000         $525,000         $525,000

Officer's Loan           730,622          385,517          345,105

ISG Fixed Assets         128,892           64,446           64,446

ISG Inventory            213,054          106,527          106,527

Elcommerce Loan          436,650          218,325          218,325

Foresight                 50,000                            50,000
                      ==========       ==========       ==========

TOTAL                 $2,609,218        1,299,815        1,309,403


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